Exhibit 16

August 1, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the amended statements included in the Form 8-K/A dated August 1, 2006 for Diversified Financial Resources Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our replacement as the principal independent accountants and our audit for the year ended December 31, 2005. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement with another CPA.

Very truly yours,

/s/ Mendoza Berger & Company LLP
Mendoza Berger & Company LLP

Irvine, California